THERADEX ONCOLOGY

MASTER AGREEMENT

between

Shuttle Pharmaceuticals, Inc.
and
Theradex® Systems, Inc.

This Master Agreement ("Agreement") is made this 1st day of November 2018 ("Effective Date"), between **Shuttle Pharmaceuticals, Inc.** ("Sponsor"), with its principal place of business at 1 Research Court, Suite 450, Rockville, MD 20850, and **Theradex® Systems, Inc.** ("Theradex"), with its principal place of business at 4365 Route 1 South, Suite 101, Princeton, New Jersey 08540.

Background.

Sponsor desires to engage Theradex for certain clinical research services; and

Theradex desires to provide such services to Sponsor subject to the terms and conditions set forth herein.

In consideration of the premises and of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. SCOPE OF WORK

1.1 General. Theradex shall use commercially reasonable efforts to provide regulatory and clinical research services ("Services") to Sponsor as set forth herein.

1.2 Work Order. The Services shall be detailed on a work order in substantially the form attached hereto as Attachment A, and as agreed upon and executed by the parties hereto (each, a "Work Order"). Each Work Order shall be attached to this Agreement, incorporated herein by reference, and subject to the terms and conditions set forth herein. Each Work Order shall identify the project or the clinical trial ("Study") to which the Services relate, and provide a description of the Services, the timeline therefore, the fees to be paid by the Sponsor ("Fees"), and the estimated third-party expenses to be incurred by Theradex and reimbursed by the Sponsor ("Expenses"). There will be no limit to the number of Work Orders that may be added to this Agreement. In the event that a change in the Study requires a change to the Services under a Work Order, the parties shall negotiate in good faith an amendment or change order to the Work Order which reflects such changes prior to the performance of any different or additional

Services in connection with such change. If such amendment or change order is not agreed upon within a reasonable time period after such change is initiated, Theradex shall have the right to invoice Sponsor for the fees applicable to such changes.

2. LEGAL REQUIREMENTS

2.1 Legal Standard. Theradex is and will continue to be in compliance at all times with (i) all applicable federal, state and local laws, statutes and regulations of the United States of America and any country or territory where the Study and/or Services (as applicable) are being conducted; (ii) the U.S. Federal Food, Drug and Cosmetic Act; (iii) regulations and guidelines of the U.S. Food and Drug Administration, and ICH guidelines; (iv) current Good Clinical Practices, and if applicable, current Good Laboratory Practices, as promulgated by the FDA; (v) applicable industry standards in the pharmaceutical industry when monitoring Studies used to support regulatory filings; and (vi) those laws, regulations and guidelines which are applicable to the conduct of clinical trials, the class of pharmaceutical product being tested and/or the clinical specialty involved ("Applicable Law"). Theradex represents and warrants that it will: (i) respect and strictly abide by, and be solely responsible for its compliance with all applicable federal, state and local laws, rules, regulations and guidance (as may be amended from time to time) providing for the privacy, security and confidentiality of personal information and records, including, without limitation, "protected health information" as defined in 45 C.F.R. §160.103, in any form or medium (collectively, "personal information") created or received by Theradex in the course of the conducting of the Study or otherwise in performing its obligations hereunder, including without limitation any applicable provisions of the Health Insurance Portability and Accountability Act of 1996 and all regulations and guidance promulgated thereunder as amended from time to time (collectively "HIPAA"); (ii) maintain and continue to maintain administrative, technical and physical safeguards, including adequate security systems and procedures, to endeavor to prevent improper access to, or use or disclosure of personal information (including, without limitation, "electronic protected health information" as defined at 45 C.F.R § 160.103) and Study Data (defined in Section **Error! Reference source not found.**); (iii) promptly notify Sponsor of any use or disclosure of personal information not permitted by this Agreement; and (iv) ensure that all of its employees, agents and contractors with access to any such personal information agree to comply with this Section or substantially similar requirements. Should non-compliance of an investigator or Study Site be discovered during the course of the Services, Sponsor will be promptly notified, and all appropriate action, as reasonably determined by Theradex, will be taken by Theradex. Any such action shall be conducted after consultation with Sponsor.

2.2 Use of Debarred Employees. Theradex shall use its best efforts not to employ, contract with or retain any person directly or indirectly to perform Services under this Agreement if such person is debarred by the FDA under 21 U.S.C. 335a. Upon written request of Sponsor from time to time, Theradex shall, within ten (10) business days of its receipt of such request, provide written confirmation that it has complied with the foregoing obligation. Theradex represents and warrants that it has never been, and to its knowledge none of its employees or agents have been (i) involved in any debarment proceedings or (ii) convicted of, or indicted for, a crime or otherwise engaged in conduct that can result in debarment under Applicable Laws. Theradex agrees to promptly disclose in writing to Sponsor if any employee or agent is debarred,

or if any action or investigation is pending or, to the best of Theradex's knowledge, threatened, relating to the debarment of Theradex or any person performing Services pursuant to this Agreement. Sponsor may immediately terminate this Agreement in the event of any debarment, conviction, or indictment of Theradex or any person performing Services hereunder.

2.3 Financial Disclosure. Theradex shall also provide all information to Sponsor, reasonably requested by Sponsor, necessary to comply with any disclosure requirements of Applicable Law, including any information required to be disclosed in connection with any financial relationship between Sponsor and the investigators involved in the Study. Theradex will retain copies of all records required by the FDA and other applicable regulatory authorities.

2.4 FDA/Sponsor Inspection.

(a) During the term of this Agreement, Theradex agrees to permit representatives of Sponsor and/or of the FDA to examine at any reasonable time during normal business hours (and where applicable make copies of) relevant information and facilities necessary to confirm that each study (or studies) being conducted pursuant to this Agreement (each, a "Study") is being conducted in compliance with the Study protocol, this Agreement and Applicable Law. Theradex will provide prompt notice to Sponsor of any and all changes to management, processes, and systems, as well as deviations and discrepancies from its processes, materially affecting the Services.

(b) Theradex shall immediately notify Sponsor if FDA schedules, or, without scheduling, begins an inspection of a Study Site, Theradex or an IRB, in relation to the Study. In addition, Theradex will immediately provide Sponsor copies of any correspondence from or to the FDA or other regulatory authorities related to the Study, including but not limited to any FD-483s or warning letters, as well as any other correspondence with a governmental agency that is reasonably likely to affect the suitability of Theradex to continue conducting the Study. Theradex will notify Sponsor, and will provide a copy to Sponsor of any documents produced to the agency in the course of any such access or inspection. Sponsor will have the right to be present at any such audit or inspection that relates to the Study.

2.5 Licenses. Sponsor shall be responsible for making all required submissions to the FDA and foreign regulatory authorities, as applicable, for the Study unless otherwise agreed upon in the Work Order.

2.6 Disclaimer. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, SUPPLIER HEREBY DISCLAIMS ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, REGARDING THE SERVICES, INCLUDING, BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT, OR WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

3. COMPENSATION

3.1 Unless otherwise agreed to by the parties hereto, the Fees for the Services shall be set forth in each Work Order. Payment shall be due and payable in accordance with the schedule set forth therein. Payments shall be made payable to Theradex Systems, Inc. at the address above. Fees not covered by an individual Work Order will be invoiced separately. Investigator fees will be invoiced at cost separately from Theradex's service costs. Unless a Work Order expressly provides otherwise, Sponsor must pre-approve any expense for which Theradex seeks reimbursement, and all such expenses shall be invoiced at cost. Theradex shall use commercially reasonable efforts to minimize expenses where practical. Except as provided in the following sentences, payment will be made by Sponsor within thirty (30) days after Sponsor's receipt of Theradex's monthly invoice. If Sponsor contests in good faith, certain elements of any invoice, Sponsor shall evidence the same in writing along with the reasons for such contest within thirty (30) days after the date of invoice. Sponsor and Theradex will each designate a contact person to address the method in which contested invoice items will be resolved. Except for the amounts subject to a bona fide dispute, payment shall be made by Sponsor within thirty (30) days after Sponsor's receipt of Theradex's monthly invoice, or as otherwise provided in the applicable Work Order. If payment is not made within thirty (30) days post invoice and no dispute is declared within that time-period, payment due to Theradex will be calculated to include interest based on the prevailing interest rates. [All taxes (and any related penalties or interest) imposed on any payment by Sponsor to Theradex shall be the responsibility of Theradex.]

4. PATENTS AND INVENTIONS

All rights to any discovery or invention conceived or reduced to practice in the performance of the Services conducted pursuant to this Agreement in direct connection with the Study and/or any Study Drug, but specifically excluding any design or process not unique to the specific Study Drug, shall belong to Sponsor. Theradex shall not file any patent applications without Sponsor's prior written consent and agrees to cooperate, at Sponsor's expense, in the filing, prosecution, or maintenance of any patent application or patent issuing thereon by Sponsor. Theradex will invoice Sponsor for actual time and material supporting these activities. Theradex agrees to assign to Sponsor, at the request of Sponsor, the sole and exclusive ownership thereto, upon the payment of applicable fees by Sponsor, if any, incurred by Theradex in the filing, prosecution, or maintenance of any patent application or patent issuing thereon.

5. CONFIDENTIALITY/PUBLICATIONS

5.1 Confidential Information. For purposes of this Agreement, "Confidential Information" means any information of a party, whether of a technical, business or other nature, including but not limited to, information, documents, data and images which (i) relate to a party's trade secrets, products, promotional material, developments, proprietary rights or business affairs, or (ii) are developed by or compiled by a party pursuant to this Agreement. Confidential Information does not include any information that: (a) was known to it prior to the date of this Agreement; (b) can prove was lawfully obtained from a third party without any obligation of confidentiality; or (c) is or becomes part of the public domain through no act or violation of any obligation of the receiving party. Neither party shall, at any time, without the other party's prior written consent, disclose to any third party any of the other party's

Confidential Information; provided, however, that the receiving party may disclose Confidential Information solely to its employees and investigational Site employees, having a need to know in order to perform the Services provided that they have signed confidentiality agreements with the receiving party protecting the Confidential Information under terms no less restrictive than as set forth herein. The recipient shall use such Confidential Information solely for the performance of its obligations hereunder, and shall keep such information secure, secret and confidential and cause its employees and representatives to keep such information secure, secret and confidential and shall take all reasonable precautions to prevent any unauthorized use or disclosure of the Confidential Information. Notwithstanding the above, if Theradex is required by law to disclose Confidential Information, Theradex shall notify Sponsor, and Theradex and Sponsor shall agree upon a mutually satisfactory way to disclose such information as necessary and in accordance with Applicable Law. With respect to research subjects' medical records, the parties agree to hold in confidence the identity of the patients in accordance with Applicable Law.

5.2 Return of Information. Upon completion or earlier termination of this Agreement, Theradex will promptly return to Sponsor, and facilitate return by all investigators, all Confidential Information, and to the extent that Sponsor so requests, Theradex will destroy all copies of Confidential Information in Theradex's possession or under Theradex's control, except as otherwise required by Applicable Law.

5.3 Publications. Sponsor's policies and procedures on publications provided to Theradex will apply to all investigator publications and presentations regarding a Study that is part of the Services.

6. DATA MANAGEMENT

6.1 Records. Theradex shall make available to Sponsor (or its designee), at Sponsor's request, all Study Records (as defined below) and shall retain such Study Records in compliance with Applicable Laws, including without limitation, 21 C.F.R. § 312.57., upon the close of a Study. "Study Records" means all documents, records and forms supplied to Theradex by or on behalf of Sponsor, or prepared, obtained or developed by Theradex, in connection with the Services or Theradex's performance of this Agreement, including source documents, case report forms, laboratory data, and other similar documents.

6.2 Database. To the extent appropriate with respect to the Services and as requested by Sponsor from time to time, all Study Data shall be entered into an electronic database that has been validated [according to acceptable industry practice]. Full audit trails shall be maintained by Theradex for changes in data entry. Audits of the final databases maintained by Theradex shall be audited versus case report forms.

7. TERM AND TERMINATION

7.1 This Agreement shall commence on the Effective Date hereof and shall continue until the Services set forth in the applicable SOW have completed, unless terminated early by either Party in accordance with section 7.2 below.

7.2 Termination.

(a) A Work Order or this Agreement may be terminated (i) by Sponsor at any time in the exercise of its sole discretion upon thirty (30) days prior written notice to Theradex; (ii) by either party upon the material breach of this Agreement by the other party, which breach continues unremedied for thirty (30) days after delivery to the breaching party by the nonbreaching party of notice of such material breach; or (iii) immediately by either party in the event of the bankruptcy (voluntary or otherwise), insolvency or other similar financial distress of the other party. A termination of the Agreement pursuant to this Section 7.2 shall be deemed a termination of all uncompleted Work Orders.

(b) A Work Order or this Agreement may be terminated by Theradex at any time in the exercise of its sole discretion upon sixty (60) days prior written notice to Sponsor. Should Theradex terminate a Work Order or this Agreement pursuant to this Section 7.2(b), Theradex will use commercially reasonable efforts to assist Sponsor in transitioning the subject Services to one or more third parties chosen by Sponsor in its sole discretion.

(c) Upon notice of termination by Sponsor, or termination or expiration of a Work Order or this Agreement, Theradex shall (i) promptly terminate all related Services, provided that Theradex shall not immediately terminate such Services necessary for the responsible treatment of any Study subjects and Sponsor shall continue to pay any and all reasonable fees associated with the provision of such Services and (ii) Theradex will work with Sponsor to transition such Services to Sponsor or its designee. In the event of termination hereunder, the total sums payable by Sponsor pursuant to this Agreement shall be equitably pro-rated for actual work performed up to the date of termination with any unexpended funds previously paid by Sponsor to Theradex refunded to Sponsor.

8. INSURANCE

Theradex and Sponsor shall each at their own expense obtain and maintain insurance of a type and amount adequate to cover all loss, damage, liability, or costs with respect to which each is liable to indemnify the other under the provisions of this Agreement and shall not do or omit any act, matter, or thing which may prejudice or render voidable any such insurance. Without limiting the foregoing, Theradex shall maintain the following minimum coverage during the term of this Agreement and for three (3) years thereafter:

(a) Commercial general liability insurance including premises and operations coverage with limits of not less than $1,000,000 per occurrence and $2,000,000 per annual aggregate;

(b) Errors and omissions or professional liability insurance with limits of not less than $5,000,000 per occurrence and $5,000,000 per annual aggregate – will be in place at the time clinical trial activity commences;

(c) Umbrella Insurance with a combined single limit of $4,000,000; and

(d) Worker's compensation insurance in such amounts required by Applicable Laws.

Prior to commencement of any work under this Agreement, each of Theradex and Sponsor shall, at its sole expense, maintain the required insurance on its own behalf, and shall furnish to the

other party, Certificates of Insurance evidencing same and reflecting the effective date of such coverage.

9. TRANSFER OF SPONSOR OBLIGATIONS

Pursuant to 21 CFR 312.52, Sponsor shall identify the obligations it has transferred to Theradex in the Work Orders. Theradex agrees to carry out diligently all transferred obligations. Theradex will undertake the monitoring of the studies to be conducted under the attached Work Orders. Theradex acknowledges that Sponsor has the right to co-monitor the investigational sites with Theradex personnel. Theradex encourages Sponsor to take advantage of the co-monitoring right at the convenience of Sponsor.

10. ADVERSE EVENTS

To the extent appropriate with respect to Services to be delivered in connection with a given Work Order, Theradex shall have a system to identify and collect all serious adverse drug experiences and unexpected adverse drug experiences (as defined in 21 CFR), which shall include instructing investigators to contact Theradex directly within one (1) day of such an experience. Theradex will notify Sponsor by e-mail and telephone within one (1) day of its own receipt of notice of any serious or unexpected adverse drug experiences. Theradex will promptly thereafter follow-up with written documentation to Sponsor. Theradex shall notify all investigators of any serious or unexpected adverse drug experiences as required by FDA regulations, if such notification has been delegated to Theradex in the Work Order(s). Adverse events other than those described above will be submitted by Theradex in writing on case report forms during the course of the applicable Study. Specific instructions for reporting of serious or unexpected adverse drug experiences, IND safety reports and reporting of adverse events on case report forms shall be contained in the applicable Study protocols.

11. INDEMNIFICATION

(a) Sponsor shall indemnify, defend and hold harmless Theradex and its employees, officers and directors ("Theradex Indemnitee") against any and all losses, costs, expenses and damages, including but not limited to reasonable attorneys' fees, based on a personal injury or property damage resulting from the use of a Study Drug supplied by Sponsor, except to the extent that any such claim is caused by a Theradex Indemnitee's own negligence or malpractice, or reckless or intentional misconduct in the administration of the Study drug. Theradex Indemnitee will give Sponsor timely written notice of any such claim served upon a Theradex Indemnitee. Sponsor shall have the right, at its sole expense, to defend same including selection of counsel and control of the proceedings, including reasonable settlement. Theradex shall fully cooperate and aid in such defense. Sponsor has sole control over the defense and settlement of any such liability, including the sole right to select defense counsel, and in the event such a claim or action is or may be asserted, Theradex shall have the right to select and to obtain representation by separate legal counsel. If Theradex exercises such right, all costs and expenses incurred by Theradex for such separate counsel shall be borne by Theradex.

(b) Theradex shall indemnify, defend and hold harmless Sponsor and its employees, officers and directors ("Sponsor Indemnitee") against any and all losses, costs,

expenses and damages, including but not limited to reasonable attorneys' fees, based on a personal injury or property damage to the extent caused by Theradex's negligence or malpractice, or reckless or intentional misconduct in the administration of the Study drug. Sponsor Indemnitee will give Theradex timely written notice of any such claim served upon Sponsor Indemnitee. Theradex shall have the right, at its sole expense, to defend same including selection of counsel and control of the proceedings, including reasonable settlement. Sponsor shall fully cooperate and aid in such defense. Theradex has sole control over the defense and settlement of any such liability, including the sole right to select defense counsel, and in the event such a claim or action is or may be asserted, Sponsor shall have the right to select and to obtain representation by separate legal counsel. If Sponsor exercises such right, all costs and expenses incurred by Sponsor for such separate counsel shall be borne by Sponsor.

12. LIMITATION OF LIABILITY

Except with respect to liability for a breach of section [4, 5 or a third party claims indemnifiable pursuant to section 11], neither party shall be liable to the other party under any circumstances for any special, indirect, consequential, or punitive damages, including, but not limited to, loss of profits, loss of business opportunities, or loss of goodwill, even if advised of the possibility of such damages. Except with respect to liability for a breach of section 4, 5 or third party claims indemnifiable pursuant to section 11, in no event shall a party's liability in connection with this Agreement exceed an amount equal to the fees paid (or owed, as applicable) to Theradex by Sponsor.

13. CONTRACTING; SUBCONTRACTING

All services or materials for which Theradex contracts, subcontracts or purchases for purposes of this Agreement shall be subject to prior approval by Sponsor.

14. MISCELLANEOUS

14.1 Obligation of Investigators. All investigators and other personnel involved in the conduct of the Study will be informed, by Theradex, of all of the relevant provisions of this Agreement and the obligations of Theradex and will be required by Theradex to comply therewith.

14.2 Publicity. None of the parties shall use the name of any other party for promotional purposes without the prior written consent of the party whose name is proposed to be used, nor shall either party disclose the existence or substance of this Agreement without the other party's prior written consent, except as required by law. Notwithstanding the preceding, the participation of Theradex in the matters undertaken pursuant to this Agreement may be recognized by Sponsor in publications and promotional materials that may result from the Study and the development of the Study device without the prior approval of Theradex.

14.3 Governing Law. This Agreement shall be governed by the laws of the State of New Jersey without regard to its conflicts of laws provisions. The parties hereby agree that any disputes hereunder shall be brought exclusively in the state and federal courts located in New Jersey.

14.4 Independent Contractor. Theradex, its employees, investigators recruited by Theradex, and research staff at Study Sites recruited by Theradex shall act in the capacity of independent contractors hereunder and not as employees of Sponsor.

14.5 Agreement Modification; Assignment. This Agreement, or any of its Exhibits, may not be altered, amended, or modified except by a written document signed by the parties hereto. Neither party shall assign this Agreement or any of its rights or obligations without the prior written consent of the other party.

14.6 Notice. Any notices given hereunder shall be sent by fax or email, with a confirmation copy sent via first class United States mail or via overnight courier, to the following addresses (or such other address as a party may designate as a notice address in a prior written notice to the other party) and shall be deemed delivered when received as follows:

To: Michael P. Vander Hoek
VP Operations and Regulatory Affairs
Shuttle Pharmaceuticals, Inc.
1 Research Court
Suite 450
Rockville, MD 20850-6252

Telephone: 301-801-5122
e-mail: Michael.P.Vanderhoek@gmail.com

To: Theradex® Systems, Inc.
4365 Route 1 South, Suite 101
Princeton, NJ 08540
Attention: Meg Valnoski, President, CEO
Telephone: 609-799-7580
Fax: 609-799-4148
e-mail: mvalnoski@theradex.com

14.7 Counterparts. This Agreement and any Work Order may be executed in two (2) counterparts, each of which will be deemed an original but both of which together will constitute one (1) and the same instrument.

14.8 Survival of Obligations. Notwithstanding expiration or termination of this Agreement for any reason, rights and obligations, which by their nature should survive, will remain in full force and effect. In particular Sections [4, 5, 7.2, 10, 11, 14.3, 14.8 and 14.12] will survive expiration or termination of this Agreement.

14.9 Enforceability. If any of the provisions or a portion of any provision of this Agreement is held to be unenforceable or invalid by a court of competent jurisdiction, the validity and enforceability of the enforceable portion of any such provision and/or the remaining provisions will not be affected thereby.

14.10 Entire Agreement. This Agreement, together with its attachments and Work Orders, is the entire and complete understanding between the parties with respect to its subject matter. It replaces, supersedes and renders void any and all prior agreements between the parties whether written or oral.

14.11 Conflict of Interest. During the course of Theradex's provision of Services hereunder, Theradex shall not undertake to provide services for any person or organization that substantially hinders, delays and adversely impacts the execution of the Services.

14.12 Non-Solicitation. During the term of this Agreement and for six (6) months thereafter, Sponsor shall not, without the prior written consent of Theradex, directly or indirectly solicit for employment or contract, attempt to employ or contract with or assist any other entity in employing, contracting with or soliciting for employment or contract any employee, subcontractor or executive who is at that time employed or contracted by Theradex or who had been employed/contracted by Theradex within the prior six (6) month period.

14.13 Conflicts. If any of the provisions of this Agreement conflict with any provision of the Study protocol, this Agreement shall take precedence. If any provisions of this Agreement conflict with any provision of a Work Order, the Work Order shall take precedence.

14.14 Waiver. No waiver of any right set forth herein shall be deemed effective unless in writing and signed by the party against whom enforcement of the waiver is sought. If any provision hereof shall be determined to be invalid or unenforceable, such determination shall not affect the validity of the other provisions of this Agreement. Waiver by either party or the failure by either party to claim a breach of any provision of this Agreement shall not be deemed to constitute a waiver or estoppel with respect to any subsequent breach of any provision hereof.

14.15 No Third Party Beneficiaries. The provisions set forth in this Agreement are for the sole benefit of the parties hereto and their successors and assigns and they shall not be construed as conferring any rights on any other persons.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Shuttle Pharmaceuticals, Inc.:

By: [signature]
Anatoly Dritschilo, MD
Chief Executive Officer

Theradex® Systems, Inc.

By: [signature] MD
for Margaret Valnoski
President & CEO